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                                                                    EXHIBIT 99.6
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   [LOGO OF                                          777 Main Street
SHAWMUT NATIONAL                                     Hartford, Connecticut 06115
  CORPORATION
 APPEARS HERE]                                       One Federal Street
                                                     Boston, Massachusetts 02211
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CONTACT: News Media Contact:                                   Investor Contact:
         Vincent Loporchio                                     Thomas R. Rice
         (617) 292-3239                                        (203) 986-4872


                             FOR IMMEDIATE RELEASE

                SHAWMUT BANK CONNECTICUT PRICES $250 MILLION IN
                               SUBORDINATED DEBT

  HARTFORD, CONN. AND BOSTON, MASS., FEBRUARY 7, 1995--Shawmut Bank Connecticut, National Association said today that it priced one issuance of $250 million in subordinated debt.

  The issue matures on February 15, 2005 with a 8.625 percent coupon and is priced to yield 8.645 percent, or 115 basis points over comparable U.S. Treasuries. The issue will count toward the bank's level of total capital. The bank intends to use the proceeds toward the refinancing of short-term borrowings incurred to finance the acquisition of the assets and business of Barclays Business Credit, the U.S. commercial finance operation of Barclays PLC.

  The lead manager for the subordinated debt offering is Morgan Stanley & Co. Incorporated. The co-managers are CS First Boston Corporation, Goldman Sachs & Co., and Lehman Brothers Inc. The issue is being offered and sold to "accredited investors" only.

  Shawmut Bank Connecticut is a subsidiary of Shawmut National Corporation (NYSE:SNC), a superregional bank holding company with $35 billion in assets. A leading provider of financial services to consumers and small- to medium-sized businesses, Shawmut National Corporation is also a major supplier of financial services to corporate customers, correspondent banks and government units throughout New England and in select national markets.

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